Exhibit 10.1

August 22, 2007

Mr. Frank A. D'Amelio

Dear Frank:

This is to confirm our understanding with respect to the terms of the additional retirement benefit offered to you in the offer letter dated August 22, 2007 (the "Offer Letter") to replace certain retirement benefits that you will forfeit as a consequence of your termination of employment from Alcatel-Lucent prior to age 55. You are entitled to receive retirement benefits under the Pfizer Inc. Retirement Annuity Plan ("PRAP") and Pfizer Inc. Unfunded Supplemental Retirement Plan ("Supplemental Plan") for your actual service and, subject to your satisfaction of the offer contingencies in the Offer Letter and the terms and conditions contained herein, the Company will provide you with an additional retirement benefit (the "Additional Benefit") reflecting the additional amount that you would receive from the PRAP and the Supplemental Plan if six (6) years are added to your Creditable Service.

Notwithstanding the additional six (6) years of service added to your Creditable Service for purposes of determining the amount of your Additional Benefit, no additional years of service shall be added for purpose of determining your vesting service or retirement eligibility service. Accordingly, the Additional Benefit shall be forfeited if your employment with the Company terminates prior to your becoming vested in the Additional Benefit, based on the vesting rules set forth in the Supplemental Plan. Additionally, the early retirement reduction factors shall reflect your age at retirement and your actual years of service with the Company.

To confirm our discussion, at age 55, with five years of creditable service, you will be vested and be eligible for early commencement of retirement benefits.

The Additional Benefit shall be paid at the same time, and in the same form of payment, as the retirement benefit payable to you under the Supplemental Plan, as may be amended from time to time, which time and form of payment and other applicable deferral and payment terms shall be established in compliance with Section 409A of the Internal Revenue Code, and the regulations and other applicable guidance thereunder, no later than December 31, 2007 (or such later date as may be permitted thereunder).

Sincerely,

/s/ Mary McLeod_______
Mary McLeod
Senior Vice President - Worldwide Talent Development and Human Resources